Underlying supplement no. 980 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated March 7, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

SPDR® S&P® Homebuilders ETF (XHB)

General

Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to an index fund. The index fund will be linked to an underlying index. This underlying supplement no. 980 describes the SPDR® S&P® Homebuilders ETF (the “Index Fund”) and the S&P® Homebuilders Select IndustryTM Index (the “Underlying Index”). The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should carefully read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, the relevant terms supplement, including the description of the SPDR® S&P® Homebuilders ETF and the S&P® Homebuilders Select IndustryTM Index set forth in this underlying supplement, before you invest in the notes. Any terms used herein but not defined herein shall have the meanings given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or the relevant terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other relevant terms supplement.

Investing in notes linked to the SPDR® S&P® Homebuilders ETF involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 980 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 980, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement or the relevant terms supplement. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

March 7, 2008

“Standard & Poor’s®”, “S&P®”, and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc. and are expected to be licensed for use by Lehman Brothers Holdings Inc. Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc. for use of ‘‘S&P® Homebuilders Select IndustryTM Index’’, ‘‘SPDR®’’, ‘‘S&P® Select Industry’’, ‘‘S&P® Select Industries’’, “Standard & Poor’s® Receipts”, “Select Sector Standard & Poor’s® Receipts” and the S&P® Total Market Index (together, the “S&P Indices”), which are also trademarks of The McGraw-Hill Companies, Inc. The stocks included in each Select Industry Index (upon which Select Industry SPDRs are based) are selected by Standard & Poor’s, from the universe of companies represented by the S&P® Total Market Index (the “S&P® TMI Index”). The composition and weighting of the stocks included in each Select Industry Index can be expected to differ from the composition and weighting of stocks included in any similar S&P® TMI index that is published and disseminated by S&P. The notes, which are linked to the performance of the SPDR® S&P® Homebuilders ETF, are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes. S&P has no obligation or liability in connection with the operation, marketing, trading or sale of the notes

Table of Contents

Underlying Supplement

Risk Factors	US-1
SPDR® S&P® Homebuilders ETF	US-4
S&P® Homebuilders Select Industry™ Index	US-7
License Agreement with S&P	US-10

This underlying supplement no. 980, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 980, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 980, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 980, the relevant terms supplement, and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 980, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 980, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-i

RISK FACTORS

Your investment in notes linked to the Index Fund will involve certain risks. Investing in the notes is not equivalent to investing directly in shares of the Index Fund, any of the common stocks held by the Index Fund or any of the common stocks included in the Underlying Index. In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this underlying supplement, the relevant terms supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in notes linked to the Index Fund is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

There are risks associated with the Index Fund.

The Index Fund has a limited operating history, having commenced trading in February 2006. Although the shares of the Index Fund are listed for trading on the American Stock Exchange LLC (“AMEX”) and a number of similar products have been traded on the AMEX for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

SSgA Funds Management, Inc. (“SSFM”), is the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that SSFM’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

The correlation between the performance of the Index Fund and the performance of the Underlying Index may be imperfect.

Although the performance of the Index Fund is linked principally to the performance of the Underlying Index, the performance of the Index Fund may not correspond with the return of the Underlying Index. While the Index Fund will generally hold all of the securities that compose the Underlying Index in proportion to their weightings in the Underlying Index, in some cases, there may nevertheless arise various circumstances where it may not be possible or practicable to purchase all of those securities in these weightings. There also may be instances in which SSFM may choose to overweight another security in the Underlying Index, purchase securities not in the Underlying Index which SSFM believes are appropriate to substitute for certain securities in Underlying Index or utilize various combinations of other available investment techniques in seeking to accurately track the Underlying Index. Finally, the performance of the Index Fund and that of the Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of the Index Fund are traded on the AMEX and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from its net asset value per share; shares of the Index Fund may trade at, above or below their net asset value per share.

For the foregoing reasons, the performance of the Index Fund may not correlate perfectly with the performance of the Underlying Index over the same period. Because of this imperfect correlation, the return on the notes will not be the same as an investment directly in shares of the Index Fund or in common stocks included in the Underlying Index and will not be the same as a debt security with a payment at maturity linked to the performance of the Underlying Index.

We cannot control actions by SSFM which may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and SSFM and AMEX have no obligation to consider your interest.

The policies of SSFM concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of common stocks held by the Index Fund and the manner in which changes affecting the Underlying Index are reflected in the Index Fund could affect the market price of shares of the Index Fund and, therefore, the amount payable on notes on the stated maturity date and the trading value of the notes before maturity or automatic call, if applicable. The amount payable on your note and its value could also be affected if SSFM changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if SSFM discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of your note. If events such as these occur or if the closing price of one share of the Index Fund is not available on a valuation date, the calculation agent may determine the closing price of one share of the Index Fund on such valuation date and thus the amount payable on the maturity date in a manner it considers appropriate, in its sole discretion.

In addition, Standard & Poor’s is responsible for the design and maintenance of the Underlying Index and AMEX, as the Index Calculation Agent, is responsible for the calculation and dissemination of the Underlying Index. The policies of Standard & Poor’s or AMEX concerning the composition and calculation of the Underlying Index, including decisions regarding the addition, deletion or substitution of the common stocks included in the Underlying Index, could affect the level of the Underlying Index and consequently could affect the market prices of the shares of the Index Fund and, therefore, could affect the amount payable on the notes at maturity or an automatic call, if applicable, and the value of the notes before maturity or automatic call, if applicable.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Fund or Underlying Index contained in this underlying supplement or any public disclosure of information by SSFM, Standard & Poor’s or AMEX. You, as an investor in the notes, should make your own investigation into the Index Fund and the Underlying Index.

We cannot control actions by the companies whose stocks or other equity securities are held by the Index Fund or included in the Underlying Index, including actions that could adversely affect the value of your notes.

We are not affiliated with any of the companies whose stock is held by the Index Fund or included in the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the shares of the Index Fund, the stocks included in the Underlying Index or your notes. None of the money you pay us will go to any of the companies represented in the Index Fund or included in the Underlying Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

The common stocks held by the Index Fund or included in the Underlying Index are not necessarily representative of that industry.

The performance of the Index Fund or the Underlying Index may not correlate with the performance of the entire industry. The Index Fund or the Underlying Index may decline in value even if the industry as a whole rises in value, or rise in value even if the industry as a whole declines in value. Furthermore, one or more of the issuers of the common stocks held by the Index Fund or included in the Underlying Index may engage in new lines of business or cease to be involved in the particular industry.

There are risks associated with a homebuilding industry investment.

Companies within the SPDR® S&P® Homebuilders ETF can be significantly affected by the national, regional and local real estate markets. This industry is also sensitive to interest rate fluctuations which can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential homebuyers. The building industry can be significantly affected by changes in government spending, consumer confidence, demographic patterns and the level of new and existing home sales.

There are risks associated with an industry investment.

The performance of notes linked to the performance of the Index Fund is dependent upon the performance of issuers in the homebuilding industry. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the homebuilding industry than an investment linked to a more broadly diversified group of issuers.

You will have no shareholder rights in the stocks held by the Index Fund or in the stocks included in the Underlying Index.

Investing in the notes is not equivalent to investing in the stocks held by the Index Fund or in the stocks included in the Underlying Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions on the shares of the Index Fund or on the shares of common stocks held by the Underlying Index, or other rights that holders of the shares of the Index Fund or the common stocks held by the Underlying Index would have.

THE SPDR® S&P® HOMEBUILDERS ETF

We have derived all information contained in this underlying supplement no. 980 regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P and SSFM. The Index Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “XHB”. The Index Fund was incepted on February 6, 2006. Prior to January 8, 2007 the SPDR® S&P® Homebuilders ETF was known as the SPDR® Homebuilders ETF. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by SSFM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC's website at http://www.sec.gov.

The SPDR® Series Trust consists of separate investment portfolios (each, a “SPDR® Series Fund”). Each SPDR® Series Fund is an index fund that invests in a particular Industry or group of industries represented by a specified Select Industry Index. The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the Underlying Index. The Select Industry Indices (each, a ‘‘Select Industry Index’’) upon which the SPDR® Series Funds are based are comprised of the companies in the S&P® Total Market Index (“S&P® TMI Index”). The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular industry or group of industries, as represented by a specified market industry index. The Index Fund represents the companies that represent the Underlying Index. The Underlying Index is derived from the homebuilding segment of the S&P® TMI, a U.S. total market composite index.

Investment Objective and Strategy

The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of the homebuilding industry of the U.S. equity market. The Underlying Index includes companies in the following sub-industries: homebuilding, home improvement retail and home furnishings.

Replication

The Index Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Underlying Index. The Index Fund will invest in all of the securities which comprise the Underlying Index. The Index Fund will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. The Index Fund seeks a correlation of 0.95 or better between the Index Fund’s performance and the performance of the Index. A figure of 1.00 would indicate perfect correlation. Any correlation of less than 1.00 is called a “tracking error.” The Index Fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using a representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

As of March 5, 2008, the Index Fund included 22 components. The Index Fund’s three largest holdings are Hovnanian Enterprises, Inc., Pulte Homes, Inc. and Cavco Industries, Inc. The following table summarizes the Index Fund’s holdings as of such date.

All holdings in Individual Securities as of March 5, 2008

Company	Percentage of Total Holdings
Hovnanian Enterprises, Inc.	6.02%
Pulte Homes, Inc.	5.97%
Cavco Industries, Inc.	5.46%
Standard Pacific Corp. (New)	5.09%
Avatar Holdings Inc.	5.08%
NVR, Inc.	4.98%
D.R. Horton, Inc.	4.97%
M.D.C. Holdings, Inc.	4.89%
The Ryland Group, Inc.	4.83%
Lowe’s Companies, Inc.	4.75%
Skyline Corporation	4.74%
KB Home	4.71%
Toll Brothers, Inc.	4.71%
The Home Depot, Inc.	4.69%
Lennar Corporation	4.58%
Mohawk Industries, Inc.	4.39%
Champion Enterprises, Inc.	4.14%
Centex Corporation	4.11%
The Sherwin-Williams Company	4.10%
Beazer Homes USA, Inc.	3.84%
Meritage Homes Corporation	3.80%
Short-Term Invts Tr Stic Prime	0.13%

Calculation

The Index Fund’s per share net asset value (“NAV”) is the value of one share of the Index Fund and is calculated by dividing the value of total assets less total liabilities by the number of shares outstanding. The NAV return is based on the NAV of the Index Fund and the market return is based on the market price per share of the Index Fund. The market price used to calculate the market return is determined by using the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Index Fund are listed for trading, as of the time that the Index Fund’s NAV is calculated. Since shares of the Index Fund did not trade in the secondary market until several days after the Index Fund’s inception, for the period from inception to the first day of the secondary market trading in shares of the Fund (1/31/06, 2/6/06, respectively), the NAV of the Fund is used as a proxy for the secondary market trading price to calculate market returns. NAV and market returns assume that dividends and capital gain distributions have been reinvested in the Index Fund at NAV.

Industry Breakdown of the Index Fund as of June 30, 2007*
Industry	Net Assets
Homebuilding	69.40%
Home Improvement Retail	15.50%
Home Furnishings	15.00%
Short Term Investments	00.10%
TOTAL	100.0%
* The Index Fund’s industry breakdown is expressed as a percentage of net assets and may change over time.

Discontinuation of the SPDR® S&P® Homebuilders ETF; Alteration of Method of Calculation

If the SPDR® S&P® Homebuilders ETF (or a Successor Index Fund (as defined herein)) is de-listed from AMEX (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such Successor Index Fund) (such successor fund being referred to herein as an “Successor Index Fund”). If the SPDR® S&P® Homebuilders ETF (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no Successor Index Fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the SPDR® S&P® Homebuilders ETF by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the SPDR® S&P® Homebuilders ETF. If a Successor Index Fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the SPDR® S&P® Homebuilders ETF, that Successor Index Fund or closing price will be substituted for the SPDR® S&P® Homebuilders ETF (or such Successor Index Fund) for all purposes of the notes.

Upon any selection by the calculation agent of a Successor Index Fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a Successor Index Fund is changed in a material respect, or the SPDR® S&P® Homebuilders ETF or a Successor Index Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the SPDR® S&P® Homebuilders ETF or such Successor Index Fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the SPDR® S&P® Homebuilders ETF Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the SPDR® S&P® Homebuilders ETF (or such Successor Index Fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the SPDR® S&P® Homebuilders ETF (or such Successor Index Fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the SPDR® S&P® Homebuilders ETF (or any Successor Index Fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the SPDR® S&P® Homebuilders ETF upon written request by any investor in the notes.

THE S&P® HOMEBUILDERS SELECT INDUSTRYTM INDEX

We have derived all information contained in this underlying supplement no. 980 regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s (“S&P”) or AMEX. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P® Homebuilders Select IndustryTM Index is an equal weighted market cap index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P® TMI, a benchmark that defines the U.S. equity market.

The S&P® TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE, the American Stock Exchange, and the NASDAQ National and Small Cap markets. Only U.S. companies are eligible for inclusion in the S&P® TMI.

Each of the constituent stocks in the Underlying Index (the “Component Stocks”) is a constituent company within the homebuilding sub-industry of the S&P® TMI.

You can obtain the level of the Underlying Index at any time from the Bloomberg Financial Markets page “S5HOME <Index> <GO>” or from the S&P website at www.standardandpoors.com.

Index Eligibility

Membership to the Index is based on a company’s GICS classification, as well as liquidity market cap requirements and domicile.

To be eligible for the Underlying Index, companies must be in the S&P® TMI and rank in the top 90% of their relevant GICS sub-industry (i.e., homebuilding sub-industry) by float-adjusted market capitalization. The stocks at the top, whose cumulative market capitalization is less than or equal to 90% of the total market capitalization of the homebuilding sub-industry, are deemed to qualify. If the stock count is less than 21, then companies having a float-adjusted market capitalization above US$ 500 million are added sequentially in order of float-adjusted market capitalization. If there are still fewer than 21 stocks in the Underlying Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds, are included in order of their float adjusted market capitalization to reach 21 constituents.

Market Capitalization. Stocks with a float-adjusted market capitalization above US$ 500 million and meet the liquidity threshold are included in order of their float-adjusted market capitalization until the stock count reaches 21. The float-adjusted market capitalization of these stocks must combine to be at least 90% of the total homebuilding sub-industry market capitalization. The 90% rule may be relaxed if individual stock’s float-adjusted market capitalization falls substantially below US $500 million and the total of number of companies in the index is at least 21. If the Underlying Index still does not have enough stocks that meet the criteria for inclusion, the minimum market capitalization requirements may be relaxed until the other requirements have been satisfied.

Liquidity. Constituents must have a liquidity ratio — defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months — greater than 60%. The length of time to evaluate liquidity is reduced to available trading period for IPOs or spin-offs that do not have 12 months of trading history.

As of January 24, 2008, the Underlying Index included 21 Component Stocks:

Ticker	Company’s Name
HOV	Hovnanian Enterprises, Inc.
PHM	Pulte Homes, Inc.
CVCO	Cavco Industries, Inc.
SPF	Standard Pacific Corp. (New)
AVTR	Avatar Holdings Inc.
NVR	NVR, Inc.
DHI	D.R. Horton, Inc.
MDC	M.D.C. Holdings, Inc.
RYL	The Ryland Group, Inc.
LOW	Lowe’s Companies, Inc.
SKY	Skyline Corporation
KBH	KB Home
TOL	Toll Brothers, Inc.
HD	The Home Depot, Inc.
LEN	Lennar Corporation
MHK	Mohawk Industries, Inc.
CHB	Champion Enterprises, Inc.
CTX	Centex Corporation
SHW	The Sherwin-Williams Company
BZH	Beazer Homes USA, Inc.
MTH	Meritage Homes Corporation

Index Construction and Calculations

The Index is equal-weighted and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1,000 on December 15, 2000. The index value is simply the index market value divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = (Component Stocks) i × (Price) i

where N is the number of stocks in the index.

At the beginning of each quarterly rebalancing, The Component Stocks are set so that each constituent has equal weight.

(Component Stocks) i, after rebalance = K / (Price) i, rebalance date where K is an arbitrary or nominal value used to ensure each company’s “shares” number is derived to establish equal weighting in the index

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value) before rebalance = (Index Value) after rebalance

Therefore,

(Divisor) after rebalance = (Index Market Value) after rebalance / (Index Value) before rebalance

Index Maintenance

The membership to Underlying Index is reviewed quarterly. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the pervious month. No companies are added between rebalancings. However, a company will be deleted from the Underlying Index if the S&P® TMI drops the constituent. If a constituent deletion causes the number of companies in the Underlying Index to fall below 21, no addition will be made to the Underlying Index until the next rebalancing. At that time, the entire Underlying Index will be rebalanced based on all eligibility criteria, including minimum number of companies. In case of GICS changes, where a company does not belong to the homebuilding sub-industry after the classification change, it is removed from the Underlying Index at the next rebalancing.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index adjustment is required.

S&P® TMI Action	Adjustment Made to Index	Divisor Adjustment?

Constituent change	If the constituent is a member of the Underlying Index, it is dropped.	Yes

Share changes between quarterly share adjustments	None.	No

Quarterly share changes	There is no direct adjustment, however, on the same date the Underlying Index rebalancing will take place.	Only because of the Index rebalancing.

GICS change	None. If, after the GICS change, a company no longer qualifies to belong to the relevant Select Industry Index, it is removed at the next rebalancing.	No

Spin-off	No weight change. The price is adjusted to price of Parent Company minus (Price of Spin-off company/Share Share ratio). The Component Stocks change so that the company’s weight remains the same as its weight before the spin-off.	No

Rights Offering	The price is adjusted to Price of Parent Company minus (Price of Rights Subscription/Rights Ratio). The Component Stocks change so that the company’s weight remains the same as its weight before the spin-off.	No

Stock Split	The Component Stocks are multiplied by and price is divided by the split factor.	No

Share Issuance or Share Repurchase	None.	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Corporate Actions

Corporate Action	Adjustment Made to Index	Divisor Adjustment?

Spin-off	No weight change. The price is adjusted to the Price of the Parent Company minus (the Price of the Spin-off company/Share Exchange Ratio). The Component Stocks change so that the company’s weight remains the same as its weight before the spin-off.	No

Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Subscription/Rights Ratio). The Component Stocks change so that the company’s weight remains the same as its weight before the spin-off.	No

Stock Split	The Component Stocks are multiplied by and price is divided by the split factor.	No

Share Issuance or Share Repurchase	None.	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Total Return and Net Return Indices

The Underlying Index will have a total return counterpart, which assumes dividends are reinvested in the Underlying Index after the close on the ex-date. On any given date t:

Total Return Multiplier t = [(Total Return Index Value t-1 ) + (Total Return Multiplier t )] / (Index Value t-1 )

Total Return Index Value t = (Total Return Index Value t-1 ) × (Total Return Multiplier t )

Index Dividend Points t = (Component Stocks) i, t × (Ex – dividends) i, t / Divisor t

License Agreement with S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”) for use of ‘‘S&P® Homebuilders Select IndustryTM Index’’, ‘‘SPDR®’’, ‘‘S&P® Select Industry’’, ‘‘S&P® Select Industries’’, “Standard & Poor’s® Receipts”, “Select Sector Standard & Poor’s® Receipts” and S&P® TMI Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Select Industry SPDR® Fund to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P® TMI Index or S&P® Homebuilders Select IndustryTM Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, AND “S&P 500® ” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND ARE EXPECTED TO BE LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. LEHMAN BROTHERS HOLDINGS INC. IS EXPECTED TO ENTER INTO A NON-EXCLUSIVE LICENSE AGREEMENT WITH STANDARD & POOR’S, A DIVISION OF THE MCGRAW HILL COMPANIES, INC. FOR USE OF ‘‘S&P® HOMEBUILDERS SELECT INDUSTRYTM INDEX’’, ‘‘SPDR®’’, ‘‘S&P® SELECT INDUSTRY’’, ‘‘S&P® SELECT INDUSTRIES’’, “STANDARD & POOR’S® RECEIPTS”, “SELECT SECTOR STANDARD & POOR’S® RECEIPTS” AND S&P® TMI INDEX, WHICH ARE ALSO TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.